Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

The Wet Seal, Inc. Announces Workforce Reductions as Part of Cost-Saving and Investment Initiatives

Announces Resignation of President and Chief Operating Officer Ken Seipel

Implements $25 Million Share Repurchase Program

FOOTHILL RANCH, Calif., February 1, 2013 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced a corporate workforce reduction and certain other cost-saving and investment initiatives. The Company also announced the resignation of President and Chief Operating Officer Ken Seipel and implementation of a $25 million share repurchase program.

Workforce Reduction and Other Cost-Saving and Investment Initiatives

As part of a strategic business review, the Company has implemented a workforce reduction of 35 positions, of which a portion are currently vacant positions, to align with its current business requirements. Thirty-two positions were eliminated in the Company’s corporate offices and three were eliminated in the field. Including the additional impact of eliminating the Chief Operating Officer position, as discussed further below, the workforce reductions are expected to result in annualized pre-tax savings of approximately $3.8 million beginning in fiscal 2013, and the Company expects to incur one-time severance charges of approximately $1.3 million in its fiscal 2012 fourth quarter.

The Company also announced planned fiscal 2013 cost reductions of approximately $2.5 million for store labor through staffing efficiency measures and approximately $2.1 million for several other cost savings plans.

In the fourth quarter of fiscal 2012, the Company also executed early lease terminations for two Arden B stores that had lease terms extending beyond fiscal 2013. As a result, these stores will close at the end of fiscal 2012. These stores incurred fiscal 2012 operating losses of approximately $1.0 million.

Beginning in late fiscal 2012, in collaboration with the U.S. Equal Employment Opportunity Commission, the Company also initiated new investments in its Human Resources function, which are expected to bring many needed, value-added services to the Company’s field and corporate teams in the areas of hiring, training and development and employee relations. Such investments include the addition of HR field generalist positions, development and execution of training programs, and implementation of automated application tracking and performance review systems, diversity initiatives and other employment administration tools. The Company estimates these investments will be at a recurring annual cost of $1.9 million, beginning in fiscal 2013. The Company also expects to incur approximately $2.0 million in incremental legal fees in fiscal 2013 for its defense in certain employment-related litigation that arose in prior years. These legal fees do not include the cost, if any, that the Company would incur to settle such legal matters.

Resignation of President and Chief Operating Officer

Ken Seipel, the Company’s President and Chief Operating Officer, has resigned, effective immediately, to pursue other professional opportunities.

Concurrently, the Company has eliminated the Chief Operating Officer position. John Goodman, the Company’s Chief Executive Officer, will assume direct leadership over the store operations, e-commerce and construction functions, while Steve Benrubi, the Company’s Chief Financial Officer, will assume direct leadership over the information technology and real estate functions.

Summary of Cost-Saving and Investment Initiatives

The Company expects the above initiatives to generate fiscal 2013 net pre-tax savings of $5.5 million, as follows ($ in millions):

Fiscal 2013 Savings (Costs)
Workforce Reductions	$3.8
Store Labor Efficiencies	$2.5
Other Cost Reductions	$2.1
Elimination of Operating Losses
Upon Two Arden B Store
Early Lease Terminations	$1.0
Human Resources Investments	$(1.9)
Increased Legal Defense Costs	$(2.0)

Net Savings	$5.5

Assuming the Company’s forecasted effective income tax rate of 39%, the Company estimates the above net cost savings will benefit fiscal 2013 diluted earnings per share by $0.04.

The Company’s organizational review continues and could lead to identifying additional investment needs at a later date. If made, such investments would reduce the net savings noted above.

Implementation of $25 million Share Repurchase Program

The Company today announced that its Board of Directors has authorized a $25 million share repurchase program, to be executed through open market or privately negotiated transactions. The timing and number of shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

Based on the Company’s closing share price on January 31, 2013, the $25 million under the share repurchase program represents approximately 10% of the Company’s total market capitalization. The repurchase program will be funded using existing cash and cash equivalents on hand, which the Company estimates will be approximately $113 million at the end of fiscal 2012 on February 2, 2013. This cash position reflects payment of February rents and other landlord costs by that time, which is typical. At the end of fiscal 2011, however, due to the relatively early timing of that fiscal year-end date, the Company had not yet paid its February rents and other landlord costs of approximately $9.5 million. As a result, the Company incurred cash payments for thirteen months of rents and other landlord costs in fiscal 2012.

CEO Comments

Mr. Goodman commented: “The Company is in process of reviewing various business strategies and practices, with the goal of increasing operational efficiency and profitability and aligning our workforce to our current business needs. We are in the early stages of implementation. We very much appreciate the past contributions of the affected team members.

“I would also like to thank Ken Seipel for his efforts over the past two years, especially in his leadership role in the second half of 2012. During that time, Ken partnered with Steve Benrubi to successfully begin restoring our fast fashion model in the midst of Board leadership change and a vacancy in the Chief Executive Officer position. We appreciate Ken’s stewardship during that challenging period for the Company, and we wish him well in his future professional endeavors.

“With these actions addressed, we now have a leaner and more nimble and entrepreneurial organization. Our team is now better structured to take quick and decisive actions to improve merchandising and increase efficiencies throughout all functional areas. To that end, we continue to work diligently towards restoring profitability and positioning the Company to make additional investments to drive future growth.

“Lastly, we are also pleased to be announcing our $25 million share repurchase program. We believe this amount and our execution plans for this program strike an appropriate balance between maintaining a more efficient capital structure for our shareholders and ensuring our financial strength while we stabilize our operating cash flows.”

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of December 29, 2012, the Company operated a total of 555 stores in 47 states, the District of Columbia and Puerto Rico, including 475 Wet Seal stores and 80 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s expected fiscal 2013 pre-tax savings and diluted earnings per share impact from today’s workforce reductions and other cost-saving and investment initiatives, its estimated one-time charges related thereto in the fourth quarter of fiscal 2012, its forecasted fiscal 2013 effective income tax rate or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.